US  WIRELESS  ONLINE,  INC.
OTCBB:  UWRL
745  West  Main  Street,  Suite  100
Louisville,  KY  40202
(502)  213-3700
www.uswirelessonline.com

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For  Immediate  Release
-----------------------


                       US WIRELESS ONLINE, INC. ANNOUNCES
              FIRST NON-LINE-OF-SIGHT METRO-WIDE NETWORK OVERBUILD

                  STOCK BEGAN TRADING TODAY UNDER SYMBOL "UWRL"

LOUISVILLE, Kentucky (May 19, 2003) U.S. Wireless Online, Inc. (OTCBB: UWRL), today announced the Company's first non-line-of-sight metro-wide network overbuild. The Company's common stock began trading on the OTC Bulletin Board market today, May 19, 2003, under the symbol "UWRL".

"We believe the market opportunity in wireless high-speed Internet access is significant," stated Doug Keeney, Chief Executive Officer of U.S. Wireless Online, Inc. "The Federal Communications Commission has projected that the number of businesses with broadband connections will reach 6.9 million by the end of 2004, a 283% increase when compared with 1.8 million business connections in June 2001. According to a study by Parks Associates that PC World magazine published in April 2003, almost half of all households are interested in upgrading to broadband."

"Our core assets such as our Network Operations Center enable us to significantly increase the coverage in our markets - and Louisville, KY will be the first" continued Keeney. "We expect to install our first non-line-of-sight antenna before the end of 2003. Upon completion of this project, the number of businesses and residences that can access our wireless network in the Louisville area will increase from approximately 20% of the city to in excess of 85%. Similar metro-wide overbuilds are planned for other markets."

Fixed wireless Internet connectivity is a seamless, reliable, "always-on" link from a business or customer user to an Internet backbone access point. The Company sells three products: high-speed Internet access (priced in four tiers ranging from 128 kilobits to 2 megabits), Wi-Fi networks, and broadband connections in convention centers. By using wireless, unlicensed spectrum for customer connections, U.S. Wireless is able to reduce its investment in network infrastructure, lower operating costs, complete customer installations quickly, and provide customers with high Internet speeds and flexible bandwidth. "We offer consumers a fast, reliable high-speed connection that is both easy to use


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and  affordable,  " said Dan Burke, Sr, the company's President. "Plus, when our overbuild is complete, they'll be able to log on from their backyard, the park, their boat - really almost anywhere in the metro area - in addition to their home or office."

US Wireless Online, Inc. began operations in Atlanta in January 2000 and acquired the wireless operations of Darwin, Inc. in May 2001. As a result of the Darwin purchase, U.S. Wireless Online entered markets in Kentucky and Ohio and acquired a dedicated Network Operations Center in Louisville (NOC). A facility unique among wireless broadband providers, the NOC has twelve screens that continuously monitor every IP-addressable device in the Company's network. The NOC is a carrier-grade facility similar to the type of facilities operated by Sprint, AT&T and AOL and affords the company capacity for future growth.

Current high-speed Internet access customers include Ted Turner Pictures, the Louisville offices of The Courtyard by Marriott, Candlewood Suites, GE Capital, Budget Car and Truck Rental, and hundreds of other small and medium-sized businesses. U.S. Wireless Online also provides Wireless Local Area Networks, known as "hot spots", in hotels, urban settings and other locations, and in 2001 it won a competitive bid to provide exclusive broadband throughout two of America's largest convention centers. Customers in this segment include NASA, Volvo, Freightliner, General Motors, Papa John's Pizza, Sysco Foods, the University of Louisville Athletic Department and Fleetwood RV.

U.S. Wireless Online is a provider of wireless "last mile" high-speed Internet access (a wireless connection from a major trunk line to a business or residential user) in the rapidly growing industry called variously "wireless broadband", "802.11", "Wi-Fi", or "wireless local loop (WLL)". U.S. Wireless Online, based in Louisville, Kentucky, owns and operates wireless metro-area networks in Kentucky, Georgia, Ohio and Indiana. Offering residential and business service, approximately 24,000 users access the Internet with high-speed connections through the Company's more than 500 enterprise customers.


This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of products and technologies, competitive factors, the Company's ability to continue to secure sources of financing and other factors described in the Company's filings with Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

           For more information please visit the Company's website at
                      www.uswirelessonline.com or contact
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                       Doug Keeney, CEO at (502) 213-3700


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